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Exhibit 21

SUBSIDIARIES OF
APPLE COMPUTER, INC*

Name	Jurisdiction of Incorporation
Apple Computer Inc. Limited	Ireland
Apple Computer Limited	Ireland
Apple Computer International	Ireland
Apple Japan Inc.	Japan

*
Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Apple Computer, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

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  Exhibit 21
SUBSIDIARIES OF APPLE COMPUTER, INC